LICENSE AGREEMENT

THIS AGREEMENT is made on the 22nd day of May, 1996, between **Non-Invasive Monitoring Systems, Inc.**, a Florida corporation ("Licensor") located at 1840 West Avenue, Miami Beach, Florida 33139, and **SensorMedics Corporation**, a California corporation ("Licensee") located at 22705 Savi Ranch Parkway, Yorba Linda, California.

Recitals:

A. Licensor is the owner of a certain data formats for the transmission, recordation and storage of certain diagnostic data generated by certain equipment developed and manufactured by Licensor.

B. Licensee is the exclusive worldwide distributor of certain of Licensor's Products pursuant to the Letter of Agreement between Licensee and Licensor dated September 1, 1995 (the "Distribution Agreement").

C. Licensee desires to obtain, and Licensor desires to grant, a license for the use of the Data Formats in the sale and distribution of the Products, pursuant to the Distribution Agreement and on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **DESCRIPTION.** This Agreement applies to data protocols and formats developed or to be developed by, and owned by, Licensor for the transmission, recordation and storage of data generated by the Products (the "Data Formats"). Any and all modifications, changes, enhancements, upgrades, revisions, or additions made to the Data Formats, whether made by Licensor or Licensee, or any third party, shall be considered a part of the licensed Data Formats, shall be owned by Licensor, and Licensee shall receive a license to same in accordance with Section 2, below.

2. **LICENSE.** Subject to all of the terms and conditions of this Agreement, Licensor **GRANTS** to Licensee a non-transferable License for the exclusive use of the Data Formats, limited to the uses described in Section 3, below, which Licensee hereby accepts (the "License"). The License shall also include any modifications, changes, enhancements, upgrades, revisions, or additions to the Data Formats developed and provided by Licensor in the future, provided that Licensee pays the required licensing fee and has not violated the terms of the License, this Agreement or the Distribution Agreement. Licensor may assign its rights under this Agreement, and delegate its duties hereunder, to any of its affiliates.

3. **APPLICATION AND USE**. The Data Formats shall be used only to assist Licensee in the integration of its own products with the Products for the transmission, recordation and storage of data used in the detection of central, mixed and obstructive apneas, and for the presentation of flow-volume loops derived from such data, and no other use. Licensee shall under no circumstances assign or attempt to sublicense the License to any other person, and any attempt to do so shall be deemed to be a material breach of this Agreement, Licensee, however, shall be permitted to sell or otherwise convey the use of the Licensed Products where they are integrated with Licensee's own product.

4. **COPIES**. The License includes the right to copy the specifications by Licensee and its employees, in whole or in part, as necessary for Licensee's own use; provided, however, that (a) security precautions are taken by Licensee to prevent the unauthorized copying or disclosure of the Data Formats or any part thereof, (b) that at all times Licensor's ownership of the Data Formats is disclosed by prominent display of Licensor's trade secret and copyright notices, and (c) Licensee complies with the provisions of Section 10, below.

5. **PRICE AND PAYMENT**. Licensee shall pay a licensing fee for the License of $100.00 for each copy of the licensed Products and software that is placed into each copy of Licensee's software sold under the terms of the Distribution Agreement. Payments shall be made in accordance with current billing procedures in place, as changed by the parties from time to time.

6. **OWNERSHIP**. Licensor represents that it is the owner of the Data Formats, that it has the power to grant the License for use of the Data Formats, and that it does not know of any infringement of any Intellectual Property, nor of any claim that Licensor has infringed, or is infringing, upon any Intellectual Property that belongs to any other person.

7. **COOPERATION**. Both Licensor and Licensee acknowledge and agree that successful use of the Data Formats and further development and implementation of modifications, changes, enhancements, upgrades and additions to the Data Formats shall require their full and mutual good faith cooperation, including, without limitation, the fulfillment by Licensee of its obligations in the Agreement and in the Distribution Agreement.

8. **LICENSEE'S OBLIGATIONS**. Licensee shall, at its own expense:

(a) perform such work as may be required to use the Data Formats as permitted herein to install, test and evaluate, and operate the Data Formats;

(b) make available to Licensor access to the Licensee's software modules utilizing the Data Formats;

(c) make available to Licensor sufficient personnel of Licensee for testing any modification, change, enhancement, upgrade, revision, or addition to the Data Formats, or any part thereof;

(d) provide at least one employee of Licensee who shall have experience with, and knowledge of Licensee's products and systems to act as liaison with Licensor and its affiliates for all Licensee activities in connection with the License and the Data Formats, and to supervise all projects undertaken by Licensee in connection with the preparation, installation or use of the Data Formats or of any modification, change, enhancement, upgrade or addition to the Data Formats. If, in Licensor's opinion, this or any other employee provided by Licensee does not have adequate experience and knowledge to assist Licensor, then Licensor may request that a replacement be named by Licensee without delay, so as to not impede Licensor's ability to carry out its duties pursuant to the terms of this Agreement; and,

(e) secure any and all government approvals required to use the Data Formats;

9. __NON-DISCLOSURE, CONFIDENTIALITY__. (a) The Data Formats, and any future modifications, changes, enhancements, upgrades, revisions, or additions made to the Data Formats, whether developed or made by Licensor and its affiliates, Licensee, or a third party, is and shall be the sole and exclusive property of Licensor, including all applicable Intellectual Property rights inherent therein and appurtenant thereto. Licensee shall not sell, transfer, publish, disclose, display or otherwise make available to others any documentation or other material or information, in whatever form or media, relating to the Data Formats. Without limitation of the foregoing, Licensee shall notify Licensor immediately if Licensee learns or has reason to believe that any person has violated, or intends to violate, the terms of this Agreement, or, if not bound thereby, intends to infringe upon or dilute Licensee's intellectual property rights in any way whatsoever; and Licensee will cooperate with Licensor in seeking injunctive or other equitable relief in the name of Licensee or of Licensor against any such person.

(b) Licensee hereby acknowledges that the Data Formats and all information related to them are proprietary intellectual property of Licensor, and agrees to maintain the confidentiality of the Data Formats in a manner using at least as great a degree of care as the manner used to maintain the confidentiality of Licensee's own most confidential information. Licensee acknowledges that the disclosure by Licensee, or any of its employees or agents, of any aspect or portion of the Data Formats, or any of the confidential information referred to herein or any other information which ought to remain confidential, will give rise to irreparable injury to Licensor, which is inadequately compensable in damages. Likewise, Licensor may come to possess or

become aware of Licensee's confidential or proprietary business information. Accordingly, in order to prevent any disclosure or dilution of Licensor's intellectual property rights or of Licensee's business secrets, the affected party may seek any available legal remedies, including the right to seek injunctive relief in a court of competent jurisdiction.

(c) All of the undertakings and obligations relating to confidentiality and non-disclosure, whether contained in this paragraph or elsewhere in this Agreement, and whether of Licensor or of Licensee, shall survive the termination of this Agreement for any reason whatsoever.

10. **WARRANTY.** LICENSOR DOES NOT MAKE, AND LICENSEE HEREBY EXPRESSLY WAIVES, ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED. LICENSOR SHALL HAVE NO LIABILITY WITH RESPECT TO THEIR OBLIGATIONS UNDER THIS AGREEMENT FOR ANY SPECIAL, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE ABOVE-STATED EXPRESS WARRANTY IS IN LIEU OF ALL OTHER LIABILITIES OR OBLIGATIONS OF LICENSOR FOR DAMAGES THAT MIGHT ARISE OUT OF, OR IN CONNECTION WITH, THE DEVELOPMENT, DELIVERY, USE, OR PERFORMANCE OF THE DATA FORMATS.

11. **INDEMNITY.** Licensor will at its own expense defend any action brought against Licensee, to the extent that such action is based on a claim that any aspect of the Data Formats used within the scope of this Agreement infringes any intellectual property registered or protected in the United States of America, provided that Licensor is immediately notified in writing of any such claim; and provided further that Licensor shall have the exclusive right to control the defense of such action. Licensor's obligation to defend Licensee shall be conditioned upon Licensee's full cooperation with Licensor in its defense of such claim(s) and Licensee's compliance with the terms of this Agreement and the Distribution Agreement. In no event shall Licensee settle any such claim, lawsuit or proceeding without Licensor's prior written approval, which approval shall not be unreasonably withheld. If, as a result of any claim, litigation or threat thereof, Licensee is permanently enjoined from using the Data Formats, then Licensor, at its sole option and expense, may replace or modify the Data Formats so as to settle such claim, litigation or threat thereof. If such settlement or modification of the Data Formats is not reasonably practicable, after giving due consideration to all factors including financial expense, then Licensor may discontinue and terminate the License upon sixty (60) days' prior written notice to Licensee, provided that Licensor is not limited by any settlement or order of any court of competent jurisdiction. In any event, the liability of Licensor to Licensee for any reason and upon any cause of action whatsoever shall be limited to the amount then previously paid to Licensor by Licensee for any of the Products removed from the market after being sold. The foregoing states the entire liability of Licensor with respect to infringement of any other

person's intellectual property rights, and Licensee hereby expressly waives any other liabilities.

12. **TERMINATION**. This Agreement shall terminate on the date the Distribution Agreement terminates. Non-payment of the License fees payable herein, or any violation of any material term of this Agreement or the Distribution Agreement, shall also terminate this Agreement upon not less than thirty (30) days' written notice from Licensor. The termination of this Agreement shall automatically, and without any further action by Licensor, terminate and extinguish the License. In the event of the termination of this Agreement, then Licensor shall have the right to take immediate possession of any information relating to the Data Formats, in whatever media, including any modifications of the Data Formats, and all copies thereof, wheresoever located, and all documentation thereto, upon demand from Licensor. Licensee, however, shall continue to have the right to support its existing customer base with assistance from Licensor for a period of six (6) months after termination. Notwithstanding the foregoing, all provisions hereof relating to confidentiality of the Data Formats shall survive the termination of this Agreement.

13. **TAXES**. Licensee shall, in addition to the payments required hereunder, pay all applicable sales, use, transfer, or other taxes, whether national or local, howsoever designated, which are levied or imposed by reason of the transaction and future transactions contemplated hereby; excluding, however, income taxes on profits which may be levied against Licensor by the United States of America or any other jurisdiction.

14. **LICENSOR EMPLOYEES**. Licensee recognizes that any employees of Licensor, and each employee's loyalty and service to his employer, constitute a valuable asset thereof. Accordingly, Licensee hereby agrees not to make any offer of employment to, nor enter into a consulting relationship with, any person who was or is currently employed by Licensor within four (4) years of such person's employment thereby.

15. **LICENSEE EMPLOYEES**. Licensor recognizes that any employees of Licensee, and each employee's loyalty and service to Licensee, constitute a valuable asset of Licensee. Accordingly, Licensor hereby agrees not to make any offer of employment to, nor enter into a consulting relationship with, any person who was or is currently employed by Licensee within four (4) years of such person's employment by Licensee.

16. **NOTICES**. All notices, consents, demands, requests, approvals, waivers and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if delivered to such party to its address above.

17. **CHOICE OF LAW; VENUE**. This Agreement shall governed by the laws of the State of Florida. Any dispute based upon this Agreement or any other aspect of the commercial relationship between the parties, whether sounding in tort, contract, or any other legal theory, shall be resolved by final, binding arbitration administered by the American Arbitration Association in Dade County, Florida.

18. **SEVERABILITY**. If any provision of this Agreement shall be determined by a court of competent jurisdiction, or by award of an arbitral tribunal, and enforced by such a court, to be invalid, illegal or unenforceable, then such determination shall not affect or impair the validity, legality, or enforceability of the remaining provisions contained herein.

19. **ATTORNEYS' FEES**. If an arbitral or ancillary legal proceeding is brought by a party to this Agreement to enforce its provisions, or to seek remedy for any breach hereof, then the prevailing party shall be entitled to receive its reasonable attorneys' fees and disbursements incurred in connection with such arbitration or ancillary legal proceeding, including fees and expenses incurred in any appellate proceedings, from the non-prevailing party, or as may otherwise be fairly apportioned by the arbitral tribunal.

20. **ENTIRE AGREEMENT; AMENDMENT**. This Agreement, together with the Distribution Agreement, expresses the entire and exclusive understanding of the parties. This Agreement may be modified or amended only by an instrument in writing executed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

Licensor
Non-Invasive Monitoring Systems, Inc.

By: Marvin A. Sackner
Name: MARVIN A. SACKNER
Title: CEO, NIMS

Licensee
SensorMedics Corporation

By: Robert M. Crouch
Name: Robert M. Crouch
Title: Vice President of Marketing